Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com
August 5, 2011
BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339
Ladies and Gentlemen:
     We have acted as counsel to BlueLinx Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”) relating to the resale by certain selling stockholders of up to 2,108,098 shares of the Company’s common stock, $0.01 par value per share (the “ Shares”).
     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company’s representatives.
     Based upon the foregoing examination, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.
     The opinion set forth herein is limited to the Delaware General Corporation Law and the related provisions of the Delaware Constitution. We are not opining as to any other laws of the State of Delaware (including, but not limited to, “blue sky” or other state securities laws) or as to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, as originally filed or as subsequently amended. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

     This opinion is furnished to you in connection with the filing of the Registration Statement, and may not be relied upon, furnished or quoted by you for any other purpose without our prior written consent.
          Very truly yours,
          /s/ Troutman Sanders LLP